Exhibit 10.1

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036	J.P. MORGAN SECURITIES LLC JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179

October 24, 2013

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Attention:	Brent Bickett
Executive Vice President, Corporate Finance

Project Longest Day

Bridge Loan Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”, which term shall include, in each case, MLPFS’s designated affiliate for any purpose hereunder), JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities LLC (“JPMS” and, together with Bank of America, MLPFS and JPMCB, the “Commitment Parties”, “we” or “us”) that you (the “Borrower”) intend to acquire (the “Acquisition”), through a newly formed direct or indirect subsidiary (“Newco”), Lender Processing Services, Inc., a Delaware corporation (the “Acquired Company”), and thereafter enter into a joint venture with affiliates of Thomas H. Lee Partners L.P. and certain potential additional investors, if any (together with affiliates of such investors and funds managed or advised by such investors or their respective affiliates, the “Sponsors”, and together with the Borrower, the “Investors”). You have further advised us that, in connection with the foregoing, the Investors and the newly formed entities referred to in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”) intend to consummate the other Transactions described in the Transaction Description, including the provision to you of the Bridge Loan, as referred to therein, after which the Acquired Company will be an indirect subsidiary of the Borrower. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Summary of Terms”; this commitment letter, together with Exhibits A, B and C hereto, collectively, the “Commitment Letter”). The Borrower and its subsidiaries, including Newco, the Acquired Company and their respective subsidiaries from and after the Acquisition Closing Date, are sometimes collectively referred to herein as the “Companies”.

1. Commitments. In connection with the foregoing, (a) each of Bank of America and JPMCB is pleased to advise you of its several commitment to provide 50% of the Bridge Loan and (b) each of MLPFS and JPMS is also pleased to advise you of its willingness, and you hereby engage MLPFS and JPMS, to act as the joint lead arrangers (in such capacity, the “Lead Arrangers”) for the Bridge Loan. It is understood and agreed that no additional agents, co-agents or arrangers will be appointed and no other titles will be awarded with respect to the Bridge Loan without our and your mutual consent.

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The commitments of the Lenders in respect of the Bridge Loan and the undertaking of the Lead Arrangers to provide the services described herein are subject only to the satisfaction of each of the conditions precedent set forth in Section 5 below.

2. [Reserved].

3. Information Requirements. You hereby represent that, to your knowledge with respect to the Acquired Company and its subsidiaries, (a) all written information concerning you and your subsidiaries and the Acquired Company and its subsidiaries, other than Projections (as defined below), other forward-looking information and information of a general economic or industry-specific nature, if any, which has been or is hereafter made available to the Lead Arrangers or any of the Lenders by you or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates thereto from time to time), and (b) the financial projections delivered by you to the Lead Arrangers on or prior to the date of this Commitment Letter (the “Projections”) have been or will be prepared in good faith and to management’s knowledge and belief have been or will be based upon reasonable assumptions (it being understood that Projections are subject to significant contingencies, and no assurance can be given that the Projections will be realized, and that actual results may differ from projected results and that such differences may be material). You agree that if, at any time from the date hereof until the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representation were being made at such time, you will (or, prior to the Closing Date with respect to Information and Projections concerning the Acquired Company and its subsidiaries, you will, subject to the limitations on your rights as set forth in the Acquisition Agreement (as defined below), use commercially reasonable efforts to) furnish us with supplements to the Information and the Projections, in each case from time to time, so that the representation in the preceding sentence remain correct in all material respects; provided that such supplementation shall cure any breach of such representation. In accepting this commitment, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

4. Fees and Indemnities.

(a) You agree to pay the fees and provide for the reimbursement set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”). You also agree to pay to the Lenders, for their own account, [***], as of the applicable date, of [***] per annum of the aggregate commitments of the Lenders in respect of the Bridge Loan hereunder, accruing from the [***] following the date hereof until the earlier of (A) the termination or expiration of the commitments in respect of the Bridge Loan hereunder and (B) the Closing Date, payable on such earlier date, [***] of which shall be payable to each Lender. Notwithstanding anything to the contrary contained herein or in the Fee Letter, (a) the reimbursement obligations in this Commitment Letter shall not be duplicative of any reimbursement obligation in the Fee Letter and (b) the Commitment Parties agree from time to time to provide an estimate of legal fees and expenses incurred by the Commitment Parties prior to such time upon the reasonable request of the Borrower.

(b) You agree to indemnify and hold harmless each of the Commitment Parties, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (but limited,

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in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees and expenses of one counsel, representing all of the Indemnified Parties, taken as a whole (except to the extent that any Indemnified Party reasonably determines that separate counsel is necessary to avoid a conflict of interest)) that may be incurred by or asserted or awarded against any Indemnified Party within 30 days following written demand therefor setting forth in reasonable detail a description of such claims, damages, losses, liabilities and expenses, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or (b) the Bridge Loan or any use made or proposed to be made with the proceeds thereof (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s material breach of this Commitment Letter, gross negligence, bad faith or willful misconduct or (y) disputes solely among Lenders (other than any Proceeding (as defined below) against any Commitment Party solely in its capacity or in fulfilling its role as Lead Arranger (or similar role) in connection with the Bridge Loan). In the case of an investigation, litigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. It is agreed that no party hereto shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any other party or such party’s subsidiaries or affiliates or to its or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such party’s material breach of this Commitment Letter, gross negligence, bad faith or willful misconduct; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder. Notwithstanding any other provision of this Commitment Letter, no party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, unless such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such party’s material breach of this Commitment Letter, gross negligence, bad faith or willful misconduct. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault.

(c) Notwithstanding the above paragraph (b), each Indemnified Party will promptly notify you upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any Indemnified Party to give such notice shall not relieve you from the obligation to indemnify the Indemnified Parties, except to the extent you are actually materially prejudiced thereby through the forfeiture of substantial rights and defenses or from any liability you may have to an Indemnified Party other than on account of this Section 4. If any action, claim, investigation or other proceeding is instituted or threatened against any Indemnified Party in respect of which indemnity may be sought hereunder, you shall, upon the consent of such Indemnified Party (such consent not to be unreasonably withheld or delayed), be entitled to assume the defense thereof with counsel selected by you (which counsel shall be

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reasonably satisfactory to such Indemnified Party) and after notice from you to such Indemnified Party of your election to assume the defense thereof, you will not be liable to such Indemnified Party hereunder for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation and such other reimbursable expenses; provided that (i) if counsel for such Indemnified Party determines in good faith that there is a conflict that requires separate representation for you and such Indemnified Party, (ii) you fail to assume or proceed in a timely and reasonable manner with the defense of such action or fail to employ counsel reasonably satisfactory to such Indemnified Party in any such action, or (iii) if the defendants in any such Proceedings include both such Indemnified Party and you and such Indemnified Party shall have concluded that there may be legal defenses available to it that are different from or additional to those available to you, then in any such event, (A) such Indemnified Party shall be entitled to one primary counsel and, if necessary, one conflicts counsel to represent all Indemnified Parties similarly situated (such counsels to be selected by the Lead Arrangers), (B) you shall not, or shall not any longer, be entitled to assume the defense thereof on behalf of such Indemnified Party and (C) such Indemnified Party shall be entitled to indemnification for the expenses (including fees and expenses of such counsel) to the extent provided in the preceding paragraph. Such counsel shall, to the fullest extent consistent with its professional responsibilities, cooperate with you and any counsel designated by you. Nothing contained herein shall preclude any Indemnified Party, at its own expense, from retaining additional counsel to represent such Indemnified Party in any action with respect to which indemnity may be sought from you hereunder.

5. Conditions to Financing. The commitments of the Lenders in respect of the Bridge Loan and the undertaking of the Lead Arrangers to provide the services described herein are subject only to the satisfaction of each of the conditions set forth in Exhibit C hereto under the heading “Conditions Precedent to Closing”. Notwithstanding anything in this Commitment Letter or Fee Letter, the definitive documentation with respect to the Bridge Loan, which shall be in the form of a promissory note incorporating by reference the applicable terms from the Existing Term Facility (the “Credit Documentation”), or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the only representations relating to the Acquired Company, its subsidiaries and its businesses the making and accuracy of which shall be a condition to the availability of the Bridge Loan on the Closing Date shall be (i) the representations made by or with respect to the Acquired Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or any of its subsidiaries has the right to terminate its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement (as hereinafter defined), as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined). For purposes hereof, “Specified Representations” means the representations and warranties in the Credit Documentation relating to the Borrower’s corporate status; the Borrower’s corporate power and authority to enter into the Credit Documentation; due authorization, execution, delivery and enforceability of the Credit Documentation; no conflicts with, or require consent under, charter documents; solvency as of the Closing Date (after giving effect to the Acquisition); margin regulations; the USA Patriot Act and the Investment Company Act.

6. Confidentiality and Other Obligations. This (a) Commitment Letter and (b) the Fee Letter and the contents hereof and thereof are confidential and, except (1) for disclosure hereof or thereof to each of the Investor’s board of directors, officers, employees, accountants, attorneys and other professional advisors retained by them in connection with the Bridge Loan, in each case, on a confidential basis, (2) for disclosure hereof or thereof (and, in the case of the Fee Letter, redacted in the manner described in the Acquisition Agreement and, in the case of the fees contained in Section 4(a) herein, redacted in a customary manner reasonably satisfactory to us) to the Acquired Company and its subsidiaries and the officers, employees, accountants, attorneys and other professional advisors of the Acquired Company and its

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subsidiaries, in each case, on a confidential basis or (3) for disclosure hereof or thereof as otherwise required by law, regulation or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law, rule or regulation), may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that (i) you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter or the fees contained in Section 4(a) herein after your acceptance of this Commitment Letter and the Fee Letter, (A) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (or as a result of compliance by you with certain indentures governing your indebtedness) and (B) to rating agencies, (ii) the fee and other amounts herein and in the Fee Letter may be reflected in your financial statements as part of the aggregate expenses in connection with the transactions contemplated hereby and may otherwise be disclosed as part of projections, pro forma information and a generic disclosure of aggregate sources and uses and (iii) you may disclose this Commitment Letter (including the Summary of Terms) and the Fee Letter and the fees contained in Section 4(a) herein to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter. Notwithstanding the foregoing, you may make public announcements of the Transactions and disclose the existence of the commitments and undertakings made hereunder and the respective roles of the Lead Arrangers and the Lenders in connection with the Transactions after your acceptance of this Commitment Letter and the Fee Letter; provided that you agree to consult with the Lead Arrangers with respect to any portions of any announcement that name, or provide information that would readily permit identification of, any Lead Arranger or Lender. This paragraph shall terminate on the eighteen month anniversary of the date hereof.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information solely in connection with the Transactions and are informed of the confidential nature of such information; provided that such Commitment Party shall be responsible for such affiliates’, employees’, legal counsel, independent auditors’ and other experts’ or agents’ compliance with this paragraph, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you or (vii) to the extent that such information is independently developed by the Commitment Parties. This paragraph shall terminate on the eighteen month anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.

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In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Bridge Loan and any related arranging or other services described in this Commitment Letter are arm’s length commercial transactions between you and your affiliates, on the one hand, and the Lenders and the Lead Arrangers, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (ii) in connection with the process leading to such transaction, each Lender and each Lead Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) neither any Lender nor any Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any Lead Arranger has advised or is currently advising you or your affiliates on other matters) and neither any Lender nor any Lead Arranger has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and/or the Credit Documentation; (iv) each Lender and each Lead Arranger and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and, except as may otherwise be expressly set forth in a written agreement among the relevant parties, the Lenders and the Lead Arrangers have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Lenders and the Lead Arrangers have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (the “USA Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the USA Patriot Act.

7. Survival of Obligations. The provisions of Sections 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder; provided that (x) the reimbursement and indemnification provisions in Section 4 hereof shall be superseded and replaced by those set forth in the Credit Documentation upon the effectiveness thereof, in each case to the extent covered thereby, and (y) the provisions of paragraph 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness and/or funding of the Bridge Loan.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other

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transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter and the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. Notwithstanding anything herein to the contrary and the governing law provisions of the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “Acquired Company Material Adverse Effect” (and whether or not an “Acquired Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter and the Fee Letter embody the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Loan and supersede all prior agreements and understandings relating to the specific matters hereof. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter is not assignable by any party hereto without the prior written consent of each other party hereto and is intended to be solely for the benefit of the parties hereto and, solely to the extent provided above, the Indemnified Parties.

Please indicate your acceptance of the terms of the Bridge Loan set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter and paying the fees specified in the Fee Letter to be payable upon acceptance of this Commitment Letter with respect to the Bridge Loan by wire transfer of immediately available funds to the account specified by us, not later than 11:59 p.m. (New York City time) on October 24, 2013 (or such later date as agreed by the Lead Arrangers), whereupon the undertakings of the parties with respect to the Bridge Loan shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Loan if not so accepted by you at or prior to that time. Thereafter, all (or in the case of clause (e) below, if applicable, a portion of the) commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) the Outside Date (as defined in the Acquisition Agreement in effect on May 28, 2013 without giving effect to any amendment thereto or consent thereunder (other than the consent, dated on or about the date hereof, substantially in the form of the consent that has been reviewed and approved by the Commitment Parties)), unless the Acquisition Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the funding of the Bridge Loan,

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(c) the acceptance by the Acquired Company or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Company other than as part of the Transactions, (d) the termination or expiration of the Acquisition Agreement or (e) receipt by Lead Arrangers of written notice from the Borrower of its election to terminate all or a portion of the commitments under the Bridge Loan.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Summary of Terms (it being acknowledged and agreed that the commitment provided herein is subject to conditions precedent as provided herein).

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE SUMMARY OF TERMS) AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Jason Cassity
Name: Jason Cassity
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Jonathan Mullen
Name: Jonathan Mullen
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Richard Barracato
Name: Richard Barracato
Title: Vice President

J.P. MORGAN SECURITIES LLC

By:	/s/ Deepti Chauhan
Name: Deepti Chauhan
Title: Vice President

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The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Brent B. Bickett
	Name:	Brent B. Bickett
	Title:	Executive Vice President, Corporate Finance

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Exhibit A

TRANSACTION DESCRIPTION1

Capitalized terms used but not otherwise defined in this Exhibit A shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”).

The Borrower intends to acquire, through Newco and Merger Sub (each as defined below), the Acquired Company (the date of such Acquisition, the “Acquisition Closing Date”) and thereafter enter into a joint venture with the Sponsors. In connection with the foregoing, it is intended that (the transactions referred to below, collectively, the “Transactions”):

1.	The Borrower will enter into a supplemental indenture to guarantee (the “Lion Notes Guarantee”) the existing senior notes of Lion (the “Lion Notes”).

2.	The Borrower will acquire the Acquired Company through a newly formed direct or indirect subsidiary (“Newco”) and Lion Merger Sub, Inc. (“Merger Sub”), a newly formed corporation organized under the laws of Delaware, that is a direct, wholly-owned subsidiary of Newco.

3.	The Borrower will obtain up to an amount equal to the cash portion of the Acquisition Consideration from: (a) (i) the issuance and sale of senior unsecured notes (the “New Notes”), (ii) the incurrence of up to $1.1 billion in senior unsecured term loans (the “Term Loans”, the facility under which such Term Loans are made available, the “Existing Term Facility” and, the Term Loans together with New Notes, the “Permanent Debt”) and/or (iii) borrowings under its existing senior unsecured revolving credit facility (the “Existing Revolving Facility” and together with the Existing Term Facility, the “Facilities”) and (b) up to $800 million in senior unsecured bridge loans (on the terms set forth in Exhibit B, the “Bridge Loan” and, together with the Permanent Debt and the Existing Revolving Facility, the “Financing Sources”) made available to the Borrower as bridge financing to the Sponsor Contribution. The Borrower will obtain an amendment to be agreed to the financial covenant contained in Section 7.09(b)(x) of each of the Facilities to permit the incurrence of the Bridge Loan by excluding the aggregate principal amount of the Bridge Loan from the calculation of the “Total Debt” numerator thereof (the “Amendments”).

4.	The Borrower will (a) with the proceeds of the Financing Sources and cash on hand of the Borrower and its subsidiaries, make one or more loans to Newco (i) in an aggregate amount of approximately $1.42 billion (or any other increased amount necessary to consummate the Transactions) (the “Initial Mirror Loan”) evidenced by an intercompany note (the “Initial Mirror Note”) and (ii) in an aggregate amount of up to $800 million (the “Bridge Mirror Loan”) evidenced by an intercompany note (the “Bridge Mirror Note”), (b) contribute to Newco common stock and cash on hand of the Borrower and its subsidiaries in an aggregate amount of up to approximately $1.45 billion (the “Borrower Contribution”), but in any event

[1]	All amounts subject to change based on the allowed change in the composition of the purchase price for the Acquisition as between cash and stock as contemplated in the Acquisition Agreement.

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in a sufficient amount to pay the aggregate consideration payable in the Acquisition, and (c) contribute or cause to be contributed to Newco the equity interests comprising the business of ServiceLink, Inc., a Delaware corporation (the “Stalingrad Contribution”).

5.	The Sponsor will deposit into an escrow account at The Bank of New York Mellon, subject to an escrow agreement, an amount sufficient to purchase from each of the Newco LLCs (defined below) common equity interests or other ownership interests of the Newco LLCs in an aggregate amount of 35% of the aggregate ownership interests of each of the Newco LLCs (but in no event less than the aggregate amount of the Bridge Loan commitments at such time) (such deposit and agreement, the “Escrow Arrangements”) and upon release from the escrow account, in accordance with the terms of the escrow agreement, such amount shall be applied to such purchase (the “Sponsor Contribution” and, together with the Borrower Contribution and the Stalingrad Contribution, the “Contributions”).

6.	Newco will, in exchange for part of the additional cash and the Borrower Contribution, issue to the Borrower an intercompany note in an aggregate principal amount of approximately $875 million (the “Intercompany Note”).

7.	Newco will contribute to the capital of Merger Sub the proceeds of the Initial Mirror Loan and Bridge Mirror Loan in an amount sufficient, together with the Borrower Contribution, to enable Merger Sub to pay the aggregate consideration in respect of all of the issued and outstanding equity interests of the Acquired Company in accordance with the terms of the Acquisition Agreement (the amount of such aggregate consideration, the “Acquisition Consideration”) and, pursuant to the terms of the Acquisition Agreement, will cause Merger Sub to merge with and into the Acquired Company, with the Acquired Company as the surviving entity. The purchase price for the equity interests of the Acquired Company will be paid with the proceeds of the Initial Mirror Loan, the Bridge Mirror Loan and the Borrower Contribution.

8.	Newco will contribute any remaining proceeds of the Initial Mirror Loan to the Acquired Company, as the surviving entity.

9.	The Acquired Company, as the surviving entity of the merger described in paragraph 7 above, will use such proceeds, together with cash on hand, to repay in full its existing senior credit facility (the “Refinancing”).

10.	The Borrower will pay the costs and expenses related to the Acquisition and the other Transactions referred to in this Exhibit A.

11.	Following the consummation of the Acquisition, the Borrower will purchase any Lion Notes tendered in any “change of control” offer made for the Lion Notes in connection with the Acquisition.

12.	Following the consummation of the Acquisition, the Acquired Company will form a corporation organized under the laws of the State of Delaware (the “Corporate Co-Obligor”).

13.	Following the consummation of the Acquisition, the Acquired Company (and certain of its subsidiaries (excluding, for the avoidance of doubt, the Corporate Co-Obligor)) will convert into a limited liability company organized under the laws of the State of Delaware (or, in the case of its subsidiaries, their respective jurisdictions of organization). Alternatively, certain of the Acquired Company’s subsidiaries may merge with and into limited liability companies that are wholly-owned indirect subsidiaries of the Borrower.

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Exhibit A-2

14.	Following the consummation of the Acquisition and the completion of the conversion of the Acquired Company and certain of its subsidiaries into limited liability companies as described above, Newco will contribute to two recently formed limited liability companies organized under the laws of the State of Delaware (together, the “Newco LLCs”) its equity interests in the Acquired Company (including the equity interest in subsidiaries of the Acquired Company) and ServiceLink. The Newco LLCs each will assume from Newco a portion of the Initial Mirror Note and Bridge Mirror Note.

15.	Following the consummation of the Acquisition and the conversion transactions described above, a subsidiary of the Borrower will purchase National Title Insurance of New York, Inc. from the Acquired Company.

16.	Following, and conditioned on the completion of, certain of the foregoing transaction steps, the Sponsors will purchase units from each of the Newco LLCs pursuant to the Unit Purchase Agreement, dated as of October 24, 2013, among Black Knight Financial Services I, LLC, a Delaware limited liability company, Black Knight Financial Services II, LLC, a Delaware limited liability company, the Borrower and the Buyers named therein (the “Unit Purchase Agreement”), and the Newco LLCs will repay the Bridge Mirror Note in an amount equal to the purchase price for such units.

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Exhibit A-3

Exhibit B

SUMMARY OF TERMS AND CONDITIONS

BRIDGE LOAN

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit B is attached.

BORROWER:	Fidelity National Financial, Inc., a Delaware corporation (the “Borrower”).

FACILITY:	Senior unsecured bridge loan in an aggregate principal amount of up to $800 million (the “Bridge Loan”).

JOINT LEAD ARRANGERS:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC (collectively, the “Lead Arrangers”) will act as joint lead arrangers.

LENDERS:	Bank of America, N.A. and JPMorgan Chase Bank, N.A. (collectively, the “Lenders”).

PURPOSE:	At the Closing Date, the proceeds of the Bridge Loan shall finance, in part, the Acquisition, the Refinancing and the costs and expenses related to the Transactions.

AVAILABILITY:	The Bridge Loan will be available in a single drawing to be made on the date of the consummation of the Acquisition (such date, the “Closing Date”), which shall occur on or prior to the Outside Date (as defined in the Acquisition Agreement in effect on May 28, 2013, without giving effect to any amendment thereto or consent thereunder (other than the consent, dated on or about the date hereof, substantially in the form of the consent that has been reviewed and approved by the Commitment Parties)). Amounts of the Bridge Loan that are borrowed that are repaid or prepaid may not be reborrowed.

MATURITY AND
AMORTIZATION:	The Bridge Loan shall terminate and all amounts outstanding thereunder shall be due and payable on the second business day following the Closing Date (the “Maturity Date”) and shall require no scheduled amortization.

SECURITY:	Unsecured

GUARANTEES:	None.

INTEREST RATE:	As set forth in Addendum I.

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OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:	The Borrower may prepay the Bridge Loan in whole or in part at any time without penalty. At the Borrower’s option, the unutilized portion of any commitment in respect of the Bridge Loan may be irrevocably canceled in whole or in part at any time prior to the Closing Date without penalty.

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CONDITIONS PRECEDENT
TO CLOSING:	The closing (and the funding) of the Bridge Loan will be subject only to satisfaction of the conditions precedent set forth in Section 5 of the Commitment Letter and Exhibit C thereto.

REPRESENTATIONS
AND WARRANTIES:	Substantially the same as those set forth in the Existing Term Facility (modified as appropriate to give effect to the Credit Documentation standards).

COVENANTS:	Substantially the same as those set forth in the Existing Term Facility (modified as appropriate to give effect to the Credit Documentation standards).

FINANCIAL COVENANTS:	Substantially the same as those set forth in the Existing Term Facility (modified as appropriate to give effect to the Credit Documentation standards).

EVENTS OF DEFAULT:	Substantially the same as those set forth in the Existing Term Facility (modified as appropriate to give effect to the Credit Documentation standards).

ASSIGNMENTS AND
PARTICIPATIONS:	Each Lender will be permitted to make assignments in a minimum amount of $5,000,000 to other financial institutions (other than any Disqualified Institution (as defined in that certain commitment letter dated May 28, 2013 in respect of the Existing Term Facility)) approved by, so long as no Event of Default has occurred and is continuing, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that (x) the Borrower shall be deemed to have consented to any assignment unless it shall have objected thereto within 15 business days following receipt of written notice thereof and (y) the approval of the Borrower shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, or to any Approved Fund (as such term is defined in the Existing Term Facility). Each Lender will also have the right, without consent of the Borrower, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date.

WAIVERS AND
AMENDMENTS:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of the Lenders.

INDEMNIFICATION:	Substantially the same as set forth in the Existing Term Facility (modified as appropriate to give effect to the Credit Documentation standards).

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GOVERNING LAW:	The State of New York.

PRICING/FEES/ EXPENSES:	As set forth in Addendum I.

COUNSEL TO THE LENDERS:	Davis Polk & Wardwell LLP

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ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:	Any Bridge Loan will bear interest at a rate equal to the Alternate Base Rate (to be defined as the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus 0.50% and (c) one month LIBOR plus 1%). Interest shall be payable on the Maturity Date. In the event that the Bridge Loan is repaid on the same day of the funding of such Bridge Loan, interest shall be payable on such Bridge Loan as if such Bridge Loan was repaid on the following business day.

At the election of the Lenders, a default rate shall apply on all obligations in the event of default under the Bridge Loan at a rate per annum of 2% above the applicable interest rate.

CALCULATION OF INTEREST AND FEES:
Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

COST AND YIELD PROTECTION:
Substantially the same as set forth the Existing Term Facility (modified as appropriate to give effect to the Credit Documentation standards).

EXPENSES:	Substantially the same as set forth the Existing Term Facility (modified as appropriate to give effect to the Credit Documentation standards).

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Exhibit C

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms used but not otherwise defined in this Exhibit C shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit C is attached. The funding of the Bridge Loan will be subject to satisfaction of the following additional conditions precedent:

(i) The definitive agreement with respect to the Acquisition, the Agreement and Plan of Merger dated as of May 28, 2013, among the Borrower, Merger Sub and the Acquired Company (the “Acquisition Agreement”) shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to in a manner that is materially adverse to the Commitment Parties without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that (a) any decrease in the purchase price shall not be materially adverse to the interests of the Commitment Parties so long as such decrease is allocated to reduce the Borrower Contribution and the Sponsor Contribution (with a corresponding reduction to the commitments in respect of the Bridge Loan hereunder) and the Facilities on a pro rata, dollar-for-dollar basis, (b) any increase in the purchase price shall not be materially adverse to the Commitment Parties so long as such increase is funded by amounts permitted to be drawn under the Facilities or the Borrower Contribution or the Sponsor Contribution, (c) any change in the composition of the purchase price for the Acquisition as between cash and stock shall not be deemed materially adverse to the interest of the Commitment Parties, (d) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interest of the Commitment Parties shall not otherwise constitute an amendment or waiver and (e) the consent, dated on or about the date hereof, substantially in the form of the consent that has been reviewed and approved by the Commitment Parties, shall not be deemed to be an alteration, amendment, change, supplement, waiver or consent that is materially adverse to the interest of the Commitment Parties). The Acquisition shall have been, or shall concurrently with the funding of the Bridge Loan be, consummated in accordance with the terms of the Acquisition Agreement, as such terms may be altered, amended or otherwise changed, supplemented, waived or consented to in accordance with the immediately preceding sentence.

(ii) The Acquisition Agreement Representations shall be true and correct in all material respects to the extent provided in the second paragraph of Section 5 of the Commitment Letter, and the Specified Representations shall be true and correct in all material respects.

(iii) The Borrower and each other party thereto shall have executed and delivered the relevant Credit Documentation and the Lenders shall have received customary opinions of counsel to the Borrower and corporate resolutions and customary closing certificates.

(iv) The Lead Arrangers and the Lenders shall have received: (A) audited consolidated balance sheets of the Borrower and the Acquired Company and related consolidated statements of income or operations, shareholders’ equity and cash flows, for each of the three most recently completed fiscal years ended at least 90 days before the Closing Date, including, an unqualified audit report thereon; (B) an unaudited consolidated balance sheet of each of the Borrower and the Acquired Company and related consolidated statements of income or operations, shareholders’ equity and cash flows for each subsequent fiscal quarter and for the elapsed interim period following the last completed fiscal year and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”); and (C) pro forma consolidated balance sheet and related consolidated statement of income or operations of the Borrower for

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the last completed fiscal year and for the latest interim period covered by the Quarterly Financial Statements, in each case after giving effect to the Transactions (the “Pro Forma Financial Statements”), promptly after the historical financial statements for such periods are available, all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to a registration statement under the Securities Act on Form S-3; provided, that financial statements of the Acquired Company and Pro Forma Financial Statements shall only be provided to the extent required by Rule 3-05 and Article 11 of Regulation S-X; provided, further, that the Borrower’s and the Acquired Company’s public filing of any required financial statements with the U.S. Securities and Exchange Commission shall satisfy the requirements of clauses (A) and (B) of this paragraph (iv).

(v) All fees due to the Lead Arrangers and the Lenders shall have been paid, and all expenses to be paid or reimbursed to the Lead Arrangers that have been invoiced at least two business days prior to the Closing Date shall have been paid, in each case, at the election of the Lead Arrangers from the proceeds of the funding of the Bridge Loan.

(vi) The Lead Arrangers shall have received satisfactory evidence of the consummation of the Amendments, the Contributions (or, in lieu thereof, a cash contribution of at least the same amount by the Borrower) other than the Sponsor Contribution, the making of the Initial Mirror Loan and issuance of the Initial Mirror Note, the making of the Bridge Mirror Loan and issuance of the Bridge Mirror Note, the distribution of the Intercompany Note, the effectiveness of the Lion Notes Guarantee and the consummation of the Refinancing.

(vii) [Reserved].

(viii) To the extent reasonably requested by the Commitment Parties at least 10 business days in advance of the Closing Date, the Borrower shall have provided the documentation and other information to the Administrative Agents that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA Patriot Act, at least two business days prior to the Closing Date.

(ix) Since March 31, 2013, there having been no Acquired Company Material Adverse Effect. For the purposes hereof, “Acquired Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate with all other changes, effects, events, occurrences, circumstances and states of fact, (1) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Acquired Company and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence, circumstances or state of facts relating to (i) the economy in general (to the extent they have not had, or would not reasonably be expected to have, a disproportionate effect on the Acquired Company and its Subsidiaries relative to other companies in the same industry as the Acquired Company), (ii) the economic, business, industry or financial environment generally affecting the industry in which the Acquired Company operates, including the effects of the general economic environment and the state of the housing, mortgage and mortgage servicing markets (to the extent they have not had, or would not reasonably be expected to have, a disproportionate effect on the Acquired Company and its Subsidiaries relative to other companies in the same industry as the Acquired Company), (iii) the securities, credit, financial or other capital markets generally in the United States or elsewhere in the world, including changes in interest rates, (iv) any change in the Acquired Company’s stock price or trading volume or any failure, in and of itself, to meet internal or published projections, forecasts or estimates in respect of revenues, earnings, cash flow or other financial or operating metrics for any period (provided that the facts or causes underlying or contributing

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Exhibit C-2

to such change or failure may be considered in determining whether a Acquired Company Material Adverse Effect has occurred unless otherwise excluded pursuant to any of the other clauses of this definition), (v) changes following the date hereof in Law, legislative or political conditions or policy or practices of any Governmental Entity (to the extent they have not had, or would not reasonably be expected to have, a disproportionate effect on the Acquired Company and its Subsidiaries relative to other companies in the same industry as the Acquired Company), (vi) changes following the date of hereof in applicable accounting regulations or principles or interpretations thereof, (vii) any effects arising from (A) the Consent Order or (B) any pending litigation, regulatory or enforcement proceeding, investigations or similar matters disclosed in the Company Filed SEC Documents or Section 3.01(h) of the Company Disclosure Letter (or any such similar matter that may be brought thereafter based on substantially similar circumstances), in either case including the outcome or settlement of any of the foregoing (including judgments, orders, rulings, injunctions, monetary penalties, remedial action or any other action of any Governmental Entity arising from any of the foregoing or the allegations contained in any of the foregoing), (viii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis (to the extent they have not had, or would not reasonably be expected to have, a disproportionate effect on the Acquired Company and its Subsidiaries relative to other companies in the same industry as the Acquired Company), (ix) the announcement or pendency of the Acquisition Agreement or the Transactions or the consummation of the Transactions (including any loss of customers, suppliers, employees or other commercial relationships or any action taken or requirements imposed by any Governmental Entity in connection with the Transactions) (provided that this clause (ix) shall not apply to Section 3.01(d)(ii) of the Acquisition Agreement) or (x) actions (or omissions) of the Acquired Company and its Subsidiaries taken (or not taken) with the consent of the Borrower or as required to comply with the terms of the Acquisition Agreement or (2) that prevents or materially impairs or delays the ability of the Acquired Company to consummate the Merger or the other Transactions. Defined terms used in this paragraph (viii) and not otherwise defined herein shall have the meanings ascribed to such terms in the Acquisition Agreement.

[***] Confidential Treatment Requested

Exhibit C-3